Exhibit 99.2

On January 1, 2018, the Company adopted Accounting Standard Update 2014-09 “Revenue Recognition (Topic 606), Revenue from Contracts with Customers” (“ASU No. 2014-09”), using the full retrospective transition method. Under ASU No. 2014-09, revenue is recognized in an amount that reflects the consideration an entity expects to receive for the transfer of goods and services. Changes are applied retrospectively to each period presented and a cumulative effect adjustment of $33.1 million was recorded as a credit to the ending balance of Accumulated deficit as of December 27, 2015. The impacts of the adoption of the new guidance are summarized below.

Gift Card Revenue - Gift card breakage, the amount of gift cards which will not be redeemed, is now recognized using estimates based on historical redemption patterns. Previously, under the remote method, gift card breakage was recognized when the likelihood of redemption by the customer was considered remote. Changes in the recognition pattern will have an impact to quarterly results. Under the remote method, approximately 80% of breakage revenue was recorded in the Company’s fourth fiscal quarter. Under the proportional method, the Company will recognize breakage revenue proportional to gift card redemptions, of which approximately 40% is expected to occur in the Company’s first fiscal quarter, with the remaining split relatively evenly across the other three fiscal quarters.

Advertising Fees - The new guidance requires that advertising fees charged to franchisees are recognized as revenue. Previously, the Company recorded advertising fees as a reduction to Other restaurant operating expenses. As this is a reclassification, there is no impact to net income related to the change in accounting for advertising fees.

Franchise Fees - The new guidance changed the timing of recognition of both initial franchise and renewal fees. Previously, these fees were recognized once the Company had substantially performed all of its material obligations under the franchise agreement, which was generally upon the opening of the franchised restaurant or upon renewal of the franchise agreement. The new guidance requires initial franchise and renewal fees to be recognized over the term of the franchise agreement.

The following tables include a recast of fiscal year 2017 for the full retrospective application of ASU No. 2014-09:

BLOOMIN’ BRANDS, INC.
INCOME FROM OPERATIONS, NET INCOME AND DILUTED EARNINGS PER SHARE GAAP RECONCILIATIONS RESTATED FISCAL YEAR 2017 PRESENTATION - UNAUDITED
	DECEMBER 31, 2017
(dollars in thousands, except per share data)	AS REPORTED	2014-09 IMPACT	AS RESTATED
Revenues
Restaurant sales	$4,168,658	$(4,595)	$4,164,063
Franchise and other revenues	44,688	14,385	59,073
Total revenues	$4,213,346	$9,790	$4,223,136
Costs and expenses
Other restaurant operating	$978,984	$17,196	$996,180
Income from operations	$146,092	$(7,406)	$138,686
Income before provision for income taxes	$118,543	$(7,406)	$111,137
Provision for income taxes (1)	$15,985	$(8,456)	$7,529
Net income	$102,558	$1,050	$103,608
Net income attributable to Bloomin’ Brands	$100,243	$1,050	$101,293

Basic earnings per share	$1.04	$0.01	$1.05
Diluted earnings per share	$1.01	$0.01	$1.02

Basic weighted average common shares outstanding	96,365		96,365
Diluted weighted average common shares outstanding	99,707		99,707
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(1)	Includes a $5.6 million impact from to the enactment of the Tax Cuts and Jobs Act, consisting of the re-measurement of additional deferred tax balances related to the adoption.

BLOOMIN’ BRANDS, INC.
GAAP REVENUES, INCOME FROM OPERATIONS AND NET INCOME BY QUARTER RESTATED FISCAL YEAR 2017 PRESENTATION - UNAUDITED
	QUARTER ENDED
(dollars in thousands, except per share data)	MARCH 26, 2017	JUNE 25, 2017	SEPTEMBER 24, 2017	DECEMBER 31, 2017	FISCAL YEAR 2017
Total revenues - As Reported	$1,143,823	$1,032,982	$948,899	$1,087,642	$4,213,346
Impact of ASU No. 2014-09	10,888	3,476	6,688	(11,262)	9,790
Total revenues - Restated	$1,154,711	$1,036,458	$955,587	$1,076,380	$4,223,136

Income from operations - As Reported	$69,130	$42,154	$3,182	$31,626	$146,092
Impact of ASU No. 2014-09	7,704	(811)	2,037	(16,336)	(7,406)
Income from operations - Restated	$76,834	$41,343	$5,219	$15,290	$138,686

Net income attributable to Bloomin’ Brands - As Reported	$43,910	$35,630	$4,336	$16,367	$100,243
Impact of ASU No. 2014-09	4,715	(497)	1,247	(10,043)	(4,578)
Impact of the Tax Cuts and Jobs Act (1)	—	—	—	5,628	5,628
Net income attributable to Bloomin’ Brands - Restated	$48,625	$35,133	$5,583	$11,952	$101,293

Diluted earnings per share - As Reported	$0.41	$0.35	$0.05	$0.17	$1.01
Impact of No. ASU 2014-09	0.04	—	0.01	(0.11)	(0.05)
Impact of the Tax Cuts and Jobs Act (1)	—	—	—	0.06	0.06
Diluted earnings per share - Restated	$0.46	$0.34	$0.06	$0.13	$1.02

Diluted weighted average common shares outstanding	106,413	102,421	95,655	94,721	99,707
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(1)
Includes the impact of the re-measurement of additional deferred tax balances related to the adoption of ASU No. 2014-09 which is included as a net income adjustment within Adjustment to provision for income taxes in the non-GAAP table below.

BLOOMIN’ BRANDS, INC.
NET INCOME AND DILUTED EARNINGS PER SHARE NON-GAAP RECONCILIATIONS RESTATED FISCAL YEAR 2017 PRESENTATION - UNAUDITED
	QUARTER ENDED
(dollars in thousands, except per share data)	MARCH 26, 2017	JUNE 25, 2017	SEPTEMBER 24, 2017	DECEMBER 31, 2017	FISCAL YEAR 2017
Net income attributable to Bloomin’ Brands - Restated	$48,625	$35,133	$5,583	$11,952	$101,293

Total adjustments, before income taxes	17,811	(2,831)	12,480	27,067	54,527
Adjustment to provision for income taxes	(4,419)	(4,525)	(5,074)	(10,495)	(24,513)
Net adjustments	13,392	(7,356)	7,406	16,572	30,014
Adjusted net income - Restated	$62,017	$27,777	$12,989	$28,524	$131,307

Adjusted diluted earnings per share - As Reported	$0.54	$0.28	$0.12	$0.41	$1.36
Impact of ASU 2014-09	0.04	—	0.01	(0.11)	(0.05)
Adjusted diluted earnings per share - Restated	$0.58	$0.27	$0.14	$0.30	$1.32

Diluted weighted average common shares outstanding	106,413	102,421	95,655	94,721	99,707
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Note: All adjustments are consistent with our prior SEC filings and earnings releases, except for the Adjustment to provision for income taxes for the quarter and year ended December 31, 2017 which has been revised for the $5.6 million impact of the enactment of the Tax Cuts and Jobs Act on the adoption of ASU No. 2014-09, consisting of the re-measurement of additional deferred tax balances related to the adoption.

Note: Numerical figures included in this exhibit have been subject to rounding adjustments.

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